Exhibit 10.3
FORM OF
EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
          This Executive Change in Control Severance Agreement (this “Agreement”), is made as of the ___day of __________, 200___(the “Effective Date”), by and between TTM Technologies, Inc., a Delaware corporation (the “Company”), and __________ (the “Executive”).
Recitals
          A. The Executive currently serves as [INSERT TITLE] of the Company.
          B. The Board of Directors of the Company (the “Board”) acknowledges that the potential for a change in control of the Company, whether friendly or hostile, currently exists and from time to time in the future will exist, which potential can give rise to uncertainty among the senior executives of the Company. The Board considers it essential to the best interests of the Company to reduce the risk of the Executive’s departure and the inevitable distraction of the Executive’s attention from his or her duties to the Company, which are normally attendant to such uncertainties.
          C. The Executive confirms that the terms of this Agreement reduce the risks of his or her departure and distraction of his or her attention from his or her duties to the Company and, accordingly, desires to enter into this Agreement.
Agreement
          In consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive agree as follows:
          1. Definitions. Capitalized terms used herein shall have the meanings given to them in Appendix I attached hereto, except where the context requires otherwise.
          2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in effect until the second anniversary of the Effective Date, provided, however, that the term of this Agreement automatically shall be extended for one additional year effective as of each anniversary of the Effective Date beginning with the second anniversary, unless either the Company or the Executive provides written notice to the other that the term of this Agreement shall terminate on the upcoming anniversary of the Effective Date, provided such notice is received by the receiving party not less than ninety (90) days prior to the intended date of termination and provided further that the Company shall not be entitled to deliver to the Executive such notice in the event of a Change in Control or a Pending Change in Control. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the later to occur of (a) the termination of the Executive’s employment other than in the event of a Change in Control or a Pending Change in Control or (b) 12 months following a Change in Control.

          3. At Will Employment; Reasons for Termination. The Executive’s employment shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason or no reason, the Executive shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan. The Executive’s employment shall be deemed to be terminated upon the first to occur of the following: (a) the Executive’s voluntary resignation; (b) termination by the Company for any reason; (c) the Executive’s death or Long-Term Disability; and (d) termination by the Executive for Good Reason following a Change in Control.
          4. Severance Benefits.
               (a) Compensation and Benefits Required by Law or Applicable Benefit Plan. Notwithstanding anything to the contrary herein, the Executive or his or her estate shall be entitled to any and all compensation, benefits, awards and other payments required by any Applicable Benefit Plan, the COBRA Act or other applicable law, after taking into account the agreements set forth herein.
               (b) No Payments Without Release. The Executive shall not be entitled to any of the compensation, benefits or other payments provided herein in respect of the termination of his or her employment, unless and until he or she has provided to the Company a full release of claims, substantially in the form of Appendix II attached hereto, which release shall be dated not earlier than the date of the termination of his or her employment and shall release the Company of any claims that the Executive may have in respect of his or her employment with the Company or the termination thereof.
               (c) Involuntary Termination. In the event Executive’s employment is terminated under circumstances constituting an Involuntary Termination, the Executive shall be entitled to receive:
                    (i) within 15 calendar days after the Date of Termination, the Executive’s Accrued Compensation and Pro-Rata Bonus through the Date of Termination; and
                    (ii) within 15 calendar days after the Date of Termination, the amount in cash equal to 12 months of the Executive’s annual Base Salary.
          5. Effect on Option and Restricted Stock Agreements.
               (a) In the event options held by the Executive are assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of Executive’s employment occurs, vesting of any and all assumed options held by the Executive shall be accelerated so that all unexpired options then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.
               (b) In the event Restricted Stock held by the Executive is assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of Executive’s employment occurs, vesting of any and all assumed Restricted Stock held by the Executive shall be accelerated so that all Restricted Stock then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.

               (c) The termination of the Executive’s employment by the Company without Cause during a Pending Change in Control shall have no effect on the vesting of the options or Restricted Stock then held by the Executive. If the Change in Control is effected, then the options and Restricted Stock held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had not been terminated and the Executive shall have rights as set forth under Sections 5(a) and 5(b) above. If the Change in Control is not effected within three months following the Date of Termination, then the options and Restricted Stock held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had been terminated as of such three-month anniversary of the Date of Termination.
               (d) In the event the Executive’s employment is terminated by the Company under any circumstances other than those described in paragraphs (a) through (c) of this Section 5, the effect of such termination of employment on the options or Restricted Stock then held by the Executive shall be as set forth in the agreements representing such options or Restricted Stock.
          6. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as set forth in Section 4, such amounts shall not be reduced whether or not the Executive obtains other employment.
          7. Successors.
               (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
               (c) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          8. Miscellaneous.
               (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof; provided, however, this Agreement shall have no effect on any confidentiality agreements or assignment of inventions agreements between the parties. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          if to the Executive:

          if to the Company:
TTM Technologies, Inc.
2630 S. Harbor Boulevard
Santa Ana, CA 92704
Attn: Chief Executive Officer
          With a copy to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Michael L. Kaplan, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
               (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
               (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
               (f) All claims by the Executive for payments or benefits under this Agreement shall be promptly forwarded to and addressed by the Compensation Committee and shall be in writing. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The

Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (g) below. The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration. If for any reason the arbitrator has not made his or her award within one hundred eighty (180) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position. Thereafter, the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 180-day period, pay Executive his or her reasonable expenses and all amounts reasonably claimed by him or her that were the subject of such dispute and arbitration proceedings.
               (g) Subject to the terms of paragraph (f) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (g). Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in Orange County in the State of California. The California District Court located in Orange County shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.
               (h) This Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

               (i) If the Company determines that any payment obligation pursuant to this Agreement will trigger tax obligations under Section 409A of the Code, then the parties shall use their commercially reasonable efforts to structure an alternative payment mechanism consistent with the parties’ objectives, to the extent reasonably practicable, that will not trigger such tax obligations under Section 409A of the Code.
               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

TTM TECHNOLOGIES, INC.

By:

Name:

Title:

[Name of Executive]

APPENDIX I
DEFINITIONS
               (a) “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the Date of Termination. It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.
               (b) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
               (c) “Agreement” means this Executive Change in Control Severance Agreement, as set forth in the Preamble hereto.
               (d) “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Executive participates as of the time of the termination of his or her employment.
               (e) “Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control or termination of employment and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.
               (f) “Benefits” means the benefits for the Executive and/or the Executive’s family that are being provided to the Executive and/or the Executive’s family immediately prior to the Date of Termination, including the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and, if applicable, car allowance, as set forth in Section 4 hereof.
               (g) “Board” means the Board of Directors of the Company, as set forth in the Recitals hereto.
               (h) “Cause” means any of the following:
               (i) the charging or indictment of the Executive or the Executive’s conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude;
               (ii) the commission by the Executive of any other material act of fraud or intentional dishonesty with respect to the Company or any of its Subsidiaries or Affiliates;

               (iii) a material breach by the Executive of his or her fiduciary duties to the Company or any of its Subsidiaries. including the commission by the Executive of an act of fraud or embezzlement against the Company or any of its Subsidiaries or Affiliates;
               (iv) failure by the Executive to perform in a material manner his or her properly assigned duties after at least one written warning specifically advising him or her of such failure and providing him or her with l0 days to resume performance in accordance with his or her assigned duties;
               (v) any breach by the Executive of any of the material terms of (A) this Agreement, or (B) any other agreement between the Company and the Executive;
               (vi) the association, directly or indirectly, of the Executive, for his or her profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company;
               (vii) the disclosing or using of any material Company Information at any time by the Executive; or
               (viii) any material breach of a Company policy.
               (i) “Change in Control” shall be deemed to occur upon the consummation of any of the following transactions:
                    (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or
                    (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or
                    (iii) any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or
                    (iv) the acquisition by any person (or entity), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of Common Stock.
               (j) “Code” means the Internal Revenue Code of 1986, as amended.
               (k) “Common Stock” means common stock, par value $0.001, of the Company.
               (l) “Company” means TTM Technologies, Inc., a Delaware corporation, as set forth in the Preamble hereto.

               (m) “Date of Termination” means (i) if the Executive’s employment is terminated for Cause, the date of receipt by the Executive of written notice from the Board or the Chief Executive Officer that the Executive has been terminated, or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, (iv) if the Executive’s employment is terminated by Executive’s resignation that constitutes Involuntary Termination under this Agreement, the date of the Company’s receipt of the Executive’s notice of termination or any later date specified therein.
               (n) “Effective Date” means the date set forth in the Preamble hereto.
               (o) “Executive” means the individual identified in the Preamble hereto.
               (p) “Good Reason” means any of the following:
                    (i) a material reduction in the Executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; or
                    (ii) a reduction in the Executive’s Base Salary (other than in connection with a salary reduction plan that applies proportionately to all officers of the Company, including the Chief Executive Officer), without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or
                    (iii) a material reduction in the Benefits, taken as a whole, without the Executive’s express written consent, that does not apply proportionately to all officers of the Company, including the Chief Executive Officer; or
                    (iv) the relocation of the Executive’s principal place of business to a location more than thirty-five (35) miles from the Executive’s principal place of business immediately prior to the Change in Control, without the Executive’s express written consent; or
                    (v) the Company’s (or its successor’s) material breach of this Agreement.
               (q) “Involuntary Termination” means the termination of Executive’s employment with the Company:
                    (i) by the Company without Cause during a Pending Change in Control or within 12 months following a Change in Control, or
                    (ii) by the Executive for Good Reason within in 12 months following a Change in Control.

               (r) “Long-Term Disability” is defined according to the Company’s insurance policy regarding long-term disability for its employees.
               (s) “Pending Change in Control” means that one or more of the following events has occurred and a Change in Control pursuant thereto is reasonably expected to be effected within 90 days of the date as of the determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; (ii) the Board approves a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; or (iii) a person makes a public announcement of tender offer for the Common Stock, the completion of which would result in a Change in Control. A Pending Change in Control shall cease to exist upon a Change in Control.
               (t) “Pro Rata Bonus” means an amount equal to 100% of the Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates following a Change in Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.
               (u) “Restricted Stock” means Common Stock issued by the Company with vesting restrictions and subject to an award agreement pursuant to a stock plan of the Company.
               (v) “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

SCHEDULE TO
FORM OF EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
The form of Executive Change in Control Severance Agreement was executed by the following persons on the dates indicated:

Name	Title	Date of Execution

Steven W. Richards	Vice President and Chief Financial Officer	December 1, 2005

Shane Whiteside	Senior Vice President and Chief Operating Officer	December 1, 2005

O. Clay Swain	Senior Vice President — Marketing	December 1, 2005